Robinhood Ventures Fund I (Take Flight RVI Segments)
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The following pertains exclusively to the slides marked Robinhood Ventures Fund I at 11:51 to 24:32 and 1:20:08 to 1:20:45. See the Robinhood Ventures Fund I prospectus here:
https://bit.ly/RHVFundI-Prospectus